UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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CIRCLE ENTERTAINMENT INC.
(Name of Registrant as Specified in Its Charter)

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CIRCLE ENTERTAINMENT INC.
70 East 55th Street
New York, New York 10022

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, SEPTEMBER 9, 2013

July 22, 2013

Dear Stockholders:

The 2013 Annual Meeting of Stockholders of Circle Entertainment Inc. (the “Company”) will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York at 12:00 noon, Eastern Daylight Time, on Monday, September 9, 2013, for the following purposes:

●	The election of six (6) directors to serve on the Company’s board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

●	The ratification of the appointment of L.L. Bradford & Company, LLC to serve as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2013;

●	An advisory vote to approve named executive officer compensation;

●	An advisory vote on the frequency of future advisory votes to approve named executive officer compensation; and

●	Such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

The close of business on July 18, 2013 has been fixed by our board of directors as the record date for determining the holders of our common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Each share of common stock is entitled to one vote. For ten (10) days prior to the meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relating to the annual meeting, during ordinary business hours at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166.

We are not soliciting proxies for this annual meeting. However, all stockholders are welcome to attend the meeting and vote in person.

By Order of the Board of Directors,

MITCHELL J. NELSON
Secretary

CIRCLE ENTERTAINMENT INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

MONDAY, SEPTEMBER 9, 2013

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

This Information Statement contains information related to the Company’s 2013 annual meeting of stockholders to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York at 12:00 noon, Eastern Daylight Time, on Monday, September 9, 2013 and at any adjournments or postponements thereof. The approximate date that this Information Statement, the preceding Notice of Annual Meeting and the Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2012 are first being made available to stockholders is July 25, 2013. We are making this Information Statement available to our stockholders for use at the annual meeting. You should review this Information Statement in conjunction with the Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2012.

TABLE OF CONTENTS

GENERAL INFORMATION	5

PROPOSAL NO. 1: ELECTION OF DIRECTORS	7

Vote Required and Recommendation of our Board of Directors	8
Non-Voting Designated Preferred Stock Director	8
Series A Designated Preferred Stock Director	8
Series B Designated Preferred Stock Director	9
Stockholder Derivative Lawsuit	9
NOMINEES FOR DIRECTORS, THE PREFERRED DIRECTOR AND EXECUTIVE OFFICERS	10
Corporate Governance Guidelines and Director Independence	12
Code of Business Conduct and Ethics	12
Meetings and Committees of the Board of Directors	12
Audit Committee	13
Compensation Committee	13
Nominating and Corporate Governance Committee	13
Communications by Stockholders with Directors	13
Director Attendance at Annual Meetings	14

COMPENSATION OF DIRECTORS	14

EXECUTIVE COMPENSATION	15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23

Vote Required and Recommendation of our Board of Directors	23

REPORT OF THE AUDIT COMMITTEE	24

SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FEES PAID	24

Audit Committee Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm	25

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	26

Vote Required and Recommendation of our Board of Directors	26

PROPOSAL NO. 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATON	26

Vote Required and Recommendation of our Board of Directors	27

ANNUAL REPORT	27

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF CIRCLE ENTERTAINMENT STOCKHOLDERS	27

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	27

OTHER MATTERS	27

WHERE YOU CAN FIND MORE INFORMATION	27

GENERAL INFORMATION

Meeting Information

The annual meeting of stockholders of Circle Entertainment Inc. (“Circle Entertainment,” the “Company,” “we,” “our” or “us”) will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York, beginning at 12:00 noon, Eastern Daylight Time, on September 9, 2013.

Who May Vote

You are entitled to vote in person at the annual meeting if you owned shares of our common stock as of the close of business (5:00 p.m.) on July 18, 2013, the record date of the annual meeting. On the record date 65,403,876 shares of our common stock were issued and outstanding and held by 525 holders of record. Holders on the record date of our common stock which is (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, are entitled to one vote per share at the annual meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

How To Vote

Holders of record may vote in person at the meeting by ballot or grant a proxy to another person to vote in your place. If your shares are not held of record in your name, you must obtain a proxy from the record holder, usually a broker or other nominee, in order to vote in person at the meeting.

Quorum

The presence at the annual meeting of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. Abstentions are counted as present for the purpose of determining the presence of a quorum. A broker who holds shares in nominee or “street name” for a customer who is the beneficial owner of those shares may be prohibited from voting those shares in person on any proposal to be voted on at the annual meeting without specific instructions from such customer with respect to such proposal.

Votes Needed

Proposal 1: Election of Directors. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each of the six (6) director nominees. You may vote “for” or “against” one or more director nominees or you may “abstain” as to one or more director nominees. A properly executed ballot marked “abstain” as to the election of one or more director nominees will not be counted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors. Under New York Stock Exchange rules, any broker who is the record holder of shares on behalf of a beneficial owner (the customer) may not vote shares at the meeting for the election of directors unless the broker receives instructions from the beneficial owner.

Proposal 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of all shares casting votes at the annual meeting is required to ratify the appointment of L.L. Bradford & Company, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Abstentions and broker non-votes will have no effect on the outcome of the vote. You should note that brokers have the authority to vote their customers’ shares on this proposal even if they do not receive instructions as to how to vote on this proposal.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation. The affirmative vote of the holders of a majority of all shares casting votes at the annual meeting is required “for” advisory approval of the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote. You should note that brokers do not have the authority to vote their customers’ shares on this proposal if they do not receive instructions as to how to vote on this proposal.

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation. The frequency option of every year, every other year or every three years that receives a majority of the votes cast by stockholders at the annual meeting will be considered the stockholders’ recommendation of the frequency for future advisory votes to approve named executive officer compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote. You should note that brokers do not have the authority to vote their customers’ shares on this proposal even if they do not receive instructions as to how to vote on this proposal.

As of the record date, our directors and executive officers and their affiliates owned and were entitled to vote approximately 53,631,319 shares of our common stock (including 4,511,892 shares underlying our Series A Convertible Preferred Stock and 2,251,301 shares underlying our Series B Convertible Preferred Stock, both of which Series of Convertible Preferred Stock vote on an as-converted into common stock basis with the holders of our common stock as a single class for the proposals), which represented approximately 66% of the sum of (i) the 65,403,876 shares of our common stock outstanding on that date and (ii) 16,392,045 shares of our common stock underlying all of the outstanding Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock on an as-converted into common stock basis on that date. All of these persons have indicated they and their affiliates will vote their shares in favor of the six director nominees and the other proposal.

Other Matters

The board of directors does not know of any matter that will be presented for your consideration at the meeting other than the proposals described herein.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven members, all of whom are standing for re-election at the annual meeting.

At the annual meeting, six nominees will be elected as directors by the holders of our common stock, the holders of our Series A Convertible Preferred Stock (on an as-converted into common stock basis) and the holders of our Series B Convertible Preferred Stock (on an as-converted into common stock basis), all voting together as a single class.

At the annual meeting, the seventh member of our board of directors will be elected by the holder of the one outstanding share of our Non-Voting Designated Preferred Stock, voting as a separate class.

The directors elected at the annual meeting by the holders of our common stock, the holders of our Series A Convertible Preferred Stock (on an as-converted into common stock basis) and the holders of our Series B Convertible Preferred Stock (on an as-converted into common stock basis), all voting together as a single class, will serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Our board of directors, based on the recommendation of the nominating and corporate governance committee, has nominated each of Paul C. Kanavos, David M. Ledy, Michael J. Meyer, Andrew Perel, Robert F.X. Sillerman, and Harvey Silverman to stand for re-election at the annual meeting.

When analyzing whether directors and nominees for election by the holders of our common stock, Series A Convertible Preferred Stock (on an as-converted into common stock basis) and Series B Convertible Preferred Stock (on an as-converted into common stock basis), all voting together as a single class, have the experience, qualifications, attributes and skills, individually and taken as a whole, the nominating and governance committee and the board of directors focus on the information as summarized in each of the directors’ individual biographies set forth on pages [9 and 10] in this Information Statement. In particular, the board selected Mr. Kanavos to serve as a director because he is our company’s President and because it believes his real estate expertise will benefit our company. The board selected Mr. Ledy to serve as a director because it believes his wide-ranging real estate experience will benefit our company. The board selected Mr. Meyer to serve as a director because it believes his expertise in financial planning and debt issues will benefit our company. The board selected Mr. Perel to serve as a director because it believes his experience in real estate finance and legal matters will benefit our company. The board selected Mr. Sillerman to serve as a director because it believes his significant entertainment and financial expertise will benefit our company. The board selected Mr. Silverman to serve as a director because it believes his experience in capital markets will benefit our company

The holder of the Non-Voting Designated Preferred Stock has notified us that it intends to re-elect its current board representative, namely Bryan E. Bloom, as a member of our board of directors. Reference is made to “—Non-Voting Designated Preferred Director” for a description of the right of the holder of the Non-Voting Designated Preferred Stock to elect a director and related matters.

There is no board representative of the majority of the holders of the Series A Convertible Preferred Stock. The holders of a majority of the outstanding Series A Convertible Preferred Stock, voting as a separate class, have the right to elect one director at the annual meeting.  The majority of the holders of the Series A Convertible Preferred Stock have not notified us whether they intend to elect a designee at the annual meeting to serve as their board representative. Reference is made to “— Series A Designated Director” for a description of the right of the holders of the Series A Convertible Preferred Stock to elect a director.

There is no board representative of the majority of the holders of the Series B Convertible Preferred Stock. The holders of a majority of the outstanding Series B Convertible Preferred Stock, voting as a separate class, have the right to elect one director at the annual meeting. The majority of the holders of the Series B Convertible Preferred Stock have not notified us whether they intend to elect a designee at the annual meeting to serve as their board representative.  Reference is made to “— Series B Designated Director” for a description of the right of the holders of the Series B Convertible Preferred Stock to elect a director.

We expect each of the six director nominees to be able to serve if elected. If any nominee is not able to serve, ballots will be counted to determine the election of the remainder of those nominated and able to serve.

Vote Required and Recommendation of Our Board of Directors

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each of the six director nominees. You may vote “for” or “against” one or more director nominees or you may “abstain” as to one or more director nominees. A properly executed ballot marked “abstain” as to the election of one or more director nominees will not be counted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Our board of directors unanimously recommends that you vote “FOR” the election of each of the six director nominees named above.

Non-Voting Designated Preferred Stock Director

While not entitled to vote on the matters being brought for stockholder action at the annual meeting, the holder of the Non-Voting Designated Preferred Stock, voting as a separate class, is entitled to elect one member to the Company’s board of directors, referred to herein as the “Preferred Director”, at each meeting of stockholders for the election of directors so long as it continues to beneficially own at least 20% of the 6,611,998 shares of our common stock that it acquired through (1) the distribution of our common stock by CKX, Inc. to its stockholders, (2) the exercise of rights in our rights offering completed in 2008, and (3) the purchase of shares that were not subscribed for in the rights offering pursuant to its investment agreement with us. The holder of the Non-Voting Designated Preferred Stock currently satisfies this foregoing minimum stock ownership requirement. Mr. Bryan E. Bloom currently serves on our board of directors as the Preferred Director and the holder of the Non-Voting Designated Preferred Stock has informed us that it intends to re-elect Mr. Bloom at the annual meeting to serve as its Preferred Director. Mr. Bloom has been deemed not to be an independent director. Holders of our common stock are not entitled to vote in the election of the Preferred Director.

Under the terms of the Non-Voting Designated Preferred Stock as specified in the Certificate of Designation, on May 14, 2008, the holder of the Non-Voting Designated Preferred Stock selected Bryan Bloom as its designee to serve on the Company’s board of directors. At the written request of the holder of the Non-Voting Designated Preferred Stock, its director designee shall be appointed by the board of directors to serve on each committee of the Board to the extent permissible under the applicable rules and regulations of the Securities and Exchange Commission or The NASDAQ Global Market, or applicable law. In accordance with the terms of the Non-Voting Designated Preferred Stock, Mr. Bloom (or any successor designated by the holder) has the right, subject to any restrictions of The NASDAQ Global Market or the Securities and Exchange Commission, or applicable law, to be a member of, and the chairman of, any committee of the Board formed for the purpose of reviewing any “related party transaction” that is required to be disclosed pursuant to Item 404 of Securities and Exchange Commission Regulation S-K or any successor rule or regulation or any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of the Company’s directors, officers or affiliates, including any such committee that may be formed pursuant to the applicable rules and regulations of the Securities and Exchange Commission or The NASDAQ Global Market. However, if Mr. Bloom (or any successor designated by the holder) would not be deemed independent or disinterested with respect to a related party transaction and therefore would not satisfy The NASDAQ Global Market or other applicable requirements for serving on the special committee formed with respect thereto, Mr. Bloom (or any successor designated by the holder) will not serve on the relevant special committee but will have the right to attend meetings of such special committee as an observer, subject to any restrictions of The NASDAQ Global Market or applicable law. Furthermore, in the event that the attendance at any meetings of any such special committee would raise confidentiality issues as between the parties to the transaction that, in the reasonable opinion of counsel to the relevant special committee, cannot be resolved by a confidentiality agreement, Mr. Bloom (or any successor designated by the holder) shall be required to recuse himself from such meetings. Mr. Bloom’s designation as the Preferred Director was withdrawn on April 8, 2010 without a successor being named. On April 16, 2012, Huff re-designated Mr. Bloom as the Preferred Director. Reference is made to “—Stockholder Derivative Lawsuit” for a description of the recently settled stockholder derivative lawsuit that had been filed by Huff, the holder of the Non-Voting Designated Preferred Stock, against, among others, the Company.

Series A Designated Stock Director

 From April 5, 2010 until the date on which less than 50% of the 1,149 shares of Series A Convertible Preferred Stock outstanding on April 5, 2010 are outstanding, a majority of the holders of the Series A Convertible Preferred Stock, voting as a separate class, have the right to elect one (1) Series A Director to the Company’s board of directors, referred to herein as the “Series A Preferred Director”, at each meeting of stockholders for the election of directors. The majority of the holders of the Series A Convertible Preferred Stock have not advised us whether it intends to elect a designee at the annual meeting to serve as the Series A Preferred Director. Any such designee has been deemed not to be an independent director. Holders of our common stock are not entitled to vote in the election of the Series A Preferred Director. The holders of the Series A Convertible Preferred Stock also vote (on an as-converted into common stock basis) with the holders of our common stock and the holders of the Series B Convertible Preferred Stock (on an as-converted into common stock basis) as a single class for the election of directors as well as the other proposals.

Series B Designated Stock Director

From October 18, 2010 until the date on which less than 50% of the 1,667 shares of Series B Convertible Preferred Stock outstanding on October 18, 2010 are outstanding, a majority of the holders of the Series B Convertible Preferred Stock, voting as a separate class, have the right to elect one (1) Series B Director, referred to herein as the “Series B Preferred Director”, to the Company’s board of directors at each meeting of stockholders for the election of directors. The majority of the holders of the Series B Convertible Preferred Stock have not advised us whether it intends to elect a designee at the annual meeting to serve as the Series B Preferred Director. Any such designee has been deemed not to be an independent director. Holders of our common stock are not entitled to vote in the election of the Series B Preferred Director. The holders of the Series B Convertible Preferred Stock also vote (on an as-converted into common stock basis) with the holders of our common stock and the holders of the Series A Convertible Preferred Stock (on an as-converted into common stock basis) as a single class for the election of directors as well as the other proposals.

Stockholder Derivative Lawsuit

As has been previously reported, on July 12, 2012, the Company’s then directors Harvey Silverman, Michael J. Meyer, John D. Miller, Robert Sudack, Paul C. Kanavos and Robert F.X. Sillerman, as defendants, Mitchell J. Nelson, an officer of the Company, as a defendant, Brett Torino, a stockholder and former officer of the Company, as a defendant, and certain entities owned and controlled by Messrs. Sillerman, Kanavos and Torino, as defendants, and The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P., stockholders of the Company, as plaintiffs (collectively, "Huff"), entered into a Stipulation and Settlement Agreement (the "Settlement Agreement") to settle the derivative lawsuit filed on April 28, 2010 by Huff on behalf of the Company in the Supreme Court of the State of New York, County of New York (Index No. 650338/2010E) subject to final approval by such Court.

Under the terms of the Settlement Agreement:

● The Company has agreed to elect to its board of directors an additional independent director, who shall also serve as a member of all committees of the board of directors. The Company is required to elect such additional independent director within sixty (60) days after the Effective Date (as such term is defined in the Settlement Agreement) and is not permitted to decrease the number of independent directors for a period of at least three (3) years from the Effective Date;

● The Company and the other defendants have agreed to pay the sum of $950,000 to Huff as payment for part of the costs and expenses (including attorneys’ fees) incurred by Huff in connection with the lawsuit and the results achieved in the lawsuit. Such payment is due and payable in full within fifteen (15) days of the Effective Date; and

● The Company and the other defendants and Huff have agreed to release the other (including their respective affiliates) from claims related to the lawsuit or any other lawsuit, provided that Huff has preserved certain claims against Mr. Torino and his affiliates (except the Company and the other defendants).

On September 10, 2012, the Settlement Agreement was preliminarily approved by the Supreme Court of the State of New York, County of New York (the "Preliminary Approval") as being fair, reasonable and adequate.

Under the Court’s order for the Preliminary Approval, the Company was required to publish no later than 10 business days from September 10, 2012, the Notice Of Pendency And Proposed Settlement Of Shareholder Derivative Litigation (i) as an exhibit to a Current Report on Form 8-K and (ii) on its website along with the Settlement Agreement. The Company satisfied in a timely manner the publication requirements cited in the preceding sentence. The Company was also required to publish no later than 10 business days from September 10, 2012 a Summary Notice of Pendency and Proposed Settlement of Shareholder Derivative Litigation once in each of the national editions of The Wall Street Journal and USA Today. The Company satisfied in a timely manner the foregoing publications requirements in the national editions of The Wall Street Journal and USA Today.

The Court approved entry of the order on December 13, 2012, and there was a 30-day period to appeal after entry of the order, after which (assuming no appeal was taken) the terms will be effective upon the payment of $950,000 to Huff. The appeal period was over on January 14, 2013 and the order was final. Under the Settlement Agreement, January 14, 2013 is deemed to be the “Effective Date” of the Settlement Agreement. The $950,000 was funded timely, $650,000 by the Company and $300,000 by its insurance carrier.

Effective March 1, 2013, in accordance with the requirements of the Settlement Agreement, the Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously elected Andrew Perel as a member of the Board of Directors to serve until the next annual meeting of stockholders or the earlier of his resignation, removal and death and appointed Mr. Perel to serve as a member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Immediately prior to Mr. Perel’s election to the Board and his appointment to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, the Board increased the size of the Board to seven (7) members from six (6) members and increased the size of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee by one member. Mr. Perel is an "independent" director (as defined in the Settlement Agreement and also as defined in the Company’s Charters for the Board of Directors’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and by applicable rules of The NASDAQ Global Market and the Securities and Exchange Commission relating thereto). Mr. Perel is a director nominee for election at the annual meeting.

NOMINEES FOR DIRECTORS, THE PREFERRED DIRECTOR AND EXECUTIVE OFFICERS

The following table sets forth the nominees (all of whom are incumbent directors) to be elected at the annual meeting, the Preferred Director and our executive officers and each such person’s age and positions with our company as of July 18, 2013.

Name	Age	Position
Paul C. Kanavos	56	President, Director
Bryan E. Bloom	53	Preferred Director
David Ledy	63	Director
Gary McHenry	62	Chief Financial Officer
Michael J. Meyer	46	Director
Mitchell Nelson	65	Executive Vice President, General Counsel, Secretary
Andrew Perel	52	Director
Robert F.X. Sillerman	65	Director
Harvey Silverman	70	Director

The business experience of each such person is set forth below.

Paul C. Kanavos was elected a director and appointed President of the Company on August 20, 2007. Mr. Kanavos is the Founder, Chairman and Chief Executive Officer of Flag Luxury Properties, LLC. Prior to founding Flag Luxury Properties, he worked for over 20 years at the head of Flag Management. Most recently he has developed Ritz-Carlton in South Beach, Coconut Grove and Jupiter and was involved in developing Temenos Anguilla. Mr. Kanavos is a director, executive officer and controlling stockholder of Atlas Real Estate Funds, Inc., a greater than 5% stockholder of the Company (“Atlas”). Mr. Kanavos’ early career experience includes a position at Chase Manhattan Bank, where he negotiated, structured and closed over $1 billion in loans. The Board of Directors selected Mr. Kanavos to serve as a director because it believes his real estate development expertise will benefit the Company.

Bryan E. Bloom was re-designated as the Preferred Director in April 2012 by Huff, as the holder of the Non-Voting Designated Preferred Stock, to fill the vacancy created by Huff on April 8, 2010 when it removed Mr. Bloom as the Preferred Director without naming a successor. Prior to his removal on April 8, 2010, Mr. Bloom had served as the Preferred Director since May 2008. Mr. Bloom has served as counsel of W.R. Huff Asset Management Co., L.L.C. and its affiliates for the past fourteen years. Prior to being employed by Huff, he was a tax partner at the law firm of Shanley & Fisher, P.C. Mr. Bloom is a Trustee of the Adelphia Recovery Trust, and has served on the Board of Impsat Communications and numerous privately held companies. He has been an adjunct professor at the graduate tax program at the Fairleigh Dickenson University and authored and lectured for the American Institute of Certified Public Accountants.

David M. Ledy was elected as a director of the Company in August 2012. Mr. Ledy previously served as a director of the Company from October 2007 until August 2009.  Mr. Ledy is the Chief Operating Officer of U.S. Realty Advisors, LLC, a privately held firm based in New York that specializes in equity investments in corporate real estate assets and real estate advisory services to public companies, financial institutions and major private developers and investors. Prior to joining US Realty Advisors in 1991, Mr. Ledy was a partner in the New York law firm Shea & Gould, where he was a member of the real estate department and chairman of the real estate workout group. Mr. Ledy is a director of the First National Bank of New York. Mr. Ledy was selected to serve as a director because the Board of Directors believes his wide-ranging real estate experience will benefit the Company.

Michael J. Meyer was elected a director of the Company in May 2008. Mr. Meyer is the founding partner of 17 Broad LLC, a diversified investment vehicle and securities consulting firm. Prior to founding 17 Broad, from 2002 to 2007, Mr. Meyer served as Managing Director and Head of Credit Sales and Trading for Bank of America. Prior to that, Mr. Meyer spent four years as the Head of High Grade Credit Sales and Trading for UBS. Mr. Meyer has served as a director of Viggle Inc. (formerly known as Function (x) Inc.) since May 2013, a publicly traded company of which Robert F.X. Sillerman is the controlling shareholder (“Viggle”). In May 2013, he was also appointed a director of SFX Entertainment Inc., a newly established company in the Electronic Dance Music area controlled by Robert F.X. Sillerman (“SFX”). The Board of Directors selected Mr. Meyer to serve as a director because the Board of Directors believes his experience in financial planning and debt issues will benefit the Company.

Andrew Perel was elected a director of the Company effective March 1, 2013 in accordance with the Settlement Agreement (as described under “—Stockholder Derivative Lawsuit”). He was previously the Executive Vice-President, General Counsel and Secretary of a publicly traded real estate investment trust, and has worked as outside counsel to major financial institutions regarding real estate and capital markets transactions with emphasis on origination, securitization, mergers & acquisitions, corporate finance, litigation and insurance; providing due diligence, loss prevention, risk management and regulatory studies for the purchase, sale and financing of commercial real estate.  Mr. Perel has also served as counsel to insurance and reinsurance companies prosecuting and defending declaratory judgment actions and has extensive experience in all aspects of general liability and environmental insurance coverage, defense and subrogation matters. He is on the Board of Directors for Trump Plaza, the Advisory Board for Lincoln Land Services (Chair), the Board of Directors for Sports Angels, Inc. and Chairs the Board of Directors for Manhattan Youth Baseball. The Board of Directors selected Mr. Perel to serve as a director because the Board of Directors believes his finance and real estate legal and other experience will benefit the Company.

Gary A. McHenry has served as Chief Financial Officer of the Company since January 21, 2011. Mr. McHenry served as the Company’s property subsidiary’s (and its predecessors’) Controller since 2007 and as Principal Accounting Officer of the Company since July 2009. In connection with the chapter 11 bankruptcy proceeding of the Company's former Las Vegas property subsidiary, Mr. McHenry served as Vice President of such Las Vegas property subsidiary. Mr. McHenry is a CPA with numerous years’ financial experience in the real estate, manufacturing and communications industries.

Mitchell J. Nelson has served as Executive Vice President, General Counsel and Secretary of the Company since December 31, 2007. On February 11, 2011, Mr. Nelson was appointed as a director and Executive Vice President of Viggle. Mr. Nelson also serves as Senior Legal Advisor of SFX. In connection with the chapter 11 bankruptcy proceeding of the Company's former Las Vegas property subsidiary, Mr. Nelson served as its President. Mr. Nelson has served as Senior Vice President of Corporate Affairs for Flag Luxury Properties, LLC since February, 2003. He is a minority stockholder of Atlas, and served as its President until December 2008. He has served as counsel to various law firms since 1994. Prior to that, he was a senior real estate partner at the law firm of Wien, Malkin & Bettex, with supervisory responsibility for various commercial properties. Mr. Nelson was a director of The Merchants Bank of New York and its holding company until its merger with, and remains on the Advisory Board of, Valley National Bank. Additionally, he has served on the boards of various not-for-profit organizations, including as a director of the 92nd Street YMHA and a trustee of Collegiate School, both in New York City.

Robert F.X. Sillerman served as Chairman of the Board of Directors and Chief Executive Officer of the Company from January 10, 2008 until January 13, 2013. On February 11, 2011, Mr. Sillerman became the Executive Chairman of Viggle. Mr. Sillerman is also Executive Chairman and Chief Executive Officer of SFX. Mr. Sillerman previously served as the Chief Executive Officer and Chairman of CKX (from February 2005 until May 2010). From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is a director, executive officer and controlling stockholder of Atlas. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc., from its formation in December 1997 through its sale to Clear Channel Communications in August 2000. The Board of Directors selected Mr. Sillerman to serve as a director because it believes his significant entertainment and financial expertise will benefit the Company.

Harvey Silverman was elected a director of the Company in October 2007. Mr. Silverman was a principal of Spear, Leeds & Kellogg, a major specialist firm on the New York Stock Exchange, for 39 years until its acquisition by Goldman Sachs & Co. in October of 2000. Since then, Mr. Silverman has been a private investor. Mr. Silverman was selected to serve as a director because the Board of Directors believes his experience in capital markets will benefit the Company.

Corporate Governance Guidelines and Director Independence

The Company has Corporate Governance Guidelines which provide, among other things, that a majority of the members of our board of directors must meet the criteria for independence required by The NASDAQ Global Market. Although our common stock is no longer listed on The NASDAQ Global Market, we continue to comply with these criteria. The NASDAQ Global Market requires that a majority of our board of directors qualify as “independent” and that the Company shall at all times have an audit committee, compensation committee and nominating and corporate governance committee, which committees will be made up entirely of independent directors.

Messrs. Ledy, Meyer, Perel and Silverman, whose biographical information is included above under the heading “—Nominees for Directors, the Preferred Director and Executive Officers” are incumbent directors and director nominees who qualify as independent directors under the applicable rules of The NASDAQ Global Market.

The Corporate Governance Guidelines also outline director responsibilities, provide that the board of directors shall have full and free access to officers and employees of the Company and require the board of directors to conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines can be found on the Company’s website at www.fxree.com.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics, which is applicable to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Code is posted on our website at www.fxree.com.

We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website at www.fxree.com.

Meetings and Committees of the Board of Directors

During 2012, the board of directors held four (4) meetings and acted by unanimous written consent four (4) times. Each of Messrs. Sillerman, Kanavos, Ledy, Meyer and Silverman attended at least seventy-five percent (75%) of the total number of meetings of the board of directors and committees (if any) on which he served that were held during 2012. Mr. Perel was not elected to the board of directors until 2013.

The following chart sets forth the current membership of each board committee. The board of directors reviews and determines the membership of the committees at least annually.

Committee	Members

Audit Committee	Michael J. Meyer (Chairman) David M. Ledy Andrew Perel Harvey Silverman

Compensation Committee	David M. Ledy (Chairman) Michael J. Meyer Andrew Perel Harvey Silverman

Nominating and Corporate Governance Committee	David M. Ledy Michael J. Meyer Andrew Perel Harvey Silverman (Chairman)

Information about the committees, their respective roles and responsibilities and their charters is set forth below.

Audit Committee

The Audit Committee is currently comprised of Messrs. Ledy, Meyer, Perel and Silverman. Mr. Meyer is the Chairman of the Audit Committee. The Audit Committee assists our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including the selection of our outside auditors, review of the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls and the annual independent audit of our financial statements. The Audit Committee met four (4) times during 2012.

All members of the Audit Committee are independent within the meaning of the rules and regulations of the SEC, and our Corporate Governance Guidelines. In addition, Mr. Meyer is qualified as an audit committee financial expert under the regulations of the SEC and has the accounting and related financial management expertise required by our Corporate Governance Guidelines. The Audit Committee’s charter can be found on the Company’s website at www.fxree.com.

Compensation Committee

We have a standing Compensation Committee currently comprised of Messrs. Ledy, Meyer, Perel and Silverman. Mr. Ledy is the Chairman of the Compensation Committee. The Compensation Committee represents our Company in reviewing and approving the executive compensation of our Chief Executive Officer, President, Chief Financial Officer and General Counsel. The Compensation Committee also reviews management’s recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the board of directors with respect thereto. The Compensation Committee also administers the Company’s stock option and incentive plans, including our 2007 Long-Term Incentive Compensation Plan and our 2007 Executive Equity Incentive Plan. All members of the Compensation Committee are independent within the meaning of the rules and regulations of the SEC and our Corporate Governance Guidelines. The Compensation Committee’s charter can be found on the Company’s website at www.fxree.com. During 2012, the Compensation Committee, comprised of Messrs. Ledy, Meyer and Silverman, did not meet.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Ledy, Meyer, Perel and Silverman. Mr. Silverman is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the board for election as directors of our Company, including the slate of directors proposed by our board of directors for election by stockholders at our annual meetings of stockholders. The Nominating and Corporate Governance Committee also advises and makes recommendations to the board of directors on all matters concerning directorship practices and recommendations concerning the functions and duties of the committees of the board of directors. To assist in formulating such recommendations, the Nominating and Corporate Governance Committee utilizes feedback that it receives from the board of directors’ annual self-evaluation process, which it oversees and which includes a committee and director self-evaluation component. The Nominating and Corporate Governance Committee developed and recommended to the board of directors Corporate Governance Guidelines and will review, on a regular basis, the overall corporate governance of our Company. During 2012, the Nominating and Corporate Governance Committee, comprised of Messrs Ledy, Meyer, and Silverman, acted by unanimous written consent one time during 2012.

All members of the Nominating and Corporate Governance Committee are independent within the meaning of our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee’s charter can be found on the Company’s website at www.fxree.com.

When considering the nomination of directors for election at an annual meeting of stockholders or, if applicable, a special meeting of stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a present need on the board of directors. The Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and all necessary and appropriate inquiries into the background and qualifications of possible candidates. The Nominating and Corporate Governance Committee does not currently have a policy whereby it will consider recommendations from stockholders for its director nominees.

Communications by Stockholders with Directors

The Company encourages stockholder communications to our board of directors and/or individual directors. Stockholders who wish to communicate with our board of directors or an individual director should send their communications to the care of Mitchell J. Nelson, Secretary, Circle Entertainment Inc., 70 East 55th Street, New York, New York 10022. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. Mr. Nelson will maintain a log of such communications and will transmit as soon as practicable such communications to the Chairman of the Audit Committee or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr. Nelson.

Director Attendance at Annual Meetings

We will make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. While all directors are encouraged to attend our annual meeting of stockholders, there is no formal policy as to their attendance at annual meetings of stockholders.

COMPENSATION OF DIRECTORS

Employee directors do not receive any separate compensation for their board service. Non-employee directors receive the compensation described below.

For 2012, non-employee directors accrued an annual fee of $80,000 plus accrued fees of $1,000 for attendance at each meeting of our board of directors and $750 for attending each meeting of a committee of which he is a member. The chairperson of the Audit Committee received an additional accrued annual fee of $20,000 and each of the other members of the Audit Committee received an additional accrued fee of $10,000 for serving on the Audit Committee. The chairpersons of each other committee received an additional accrued annual fee of $10,000 and each of the other members of such committees received an additional accrued annual fee of $5,000. All fees described above are payable half in cash and half in equity awards or options under the Company’s 2007 Long-Term Incentive Compensation Plan, though each non-employee director will have the option to elect, on an annual basis, to receive 100% of his compensation in equity awards or stock options.  We reimburse non-employee directors for actual out-of-pocket expenses incurred.

The Company pays non-employee directors on a quarterly basis and prices all grants of Common Stock at the closing price on the last day of the quarter for which such fees relate or options therefor on the date granted. During 2012, 2011, and 2010, fees earned were accrued and not paid.

The total compensation earned by our non-employee directors during fiscal year 2012 is shown in the following table:

	Fees Accrued	Option Awards	Total
Name	($)(1)	($)	($)

David M. Ledy	$41,457		$41,457
Michael Meyer	$124,250		$124,250
Harvey Silverman	$107,000		$107,000
Robert Sudack (2)	$60,000		$60,000
John Miller (3)	$54,543		$54,543
________________
(1)
For 2012 (as well as 2011), fees have been accrued and not paid due to Company's cash position. Directors are entitled to be paid half in cash and half equity, unless they elect to receive a greater percentage of their compensation in equity. The manner and timing of satisfying this obligation is under consideration and may be satisfied using cash, equity, or any combination thereof.

(2)	Mr. Sudack served as a non-employee director until his death on August 19, 2012.

(3)	Mr. Miller did not stand for re-election at the Company’s 2012 Annual Meeting of Shareholders held on August 7, 2012 whereupon his service as a non-employee director concluded.

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The table below summarizes the compensation earned for services rendered to the Company for the fiscal years ended December 31, 2012 and December 31, 2011 by our Chief Executive Officer and the two other most highly compensated executive officers of the Company (the “named executive officers”) who served in such capacities at the end of the fiscal year ended December 31, 2012. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards ($)	All Other Compensation	Total
Robert F.X. Sillerman	2012	---		---	---	---	---
Former Chairman and Chief Executive Officer (1)	2011	---		---	---	---	---

Paul Kanavos	2012	$225,000		---	---	---	$225,000
President	2011	$200,000	(2)	---	---	---	$200,000

Mitchell Nelson	2012	$250,000		---	---	---	$250,000
General Counsel	2011	$265,000	(2)	---	---	---	$265,000
______________________
(1)               Mr. Sillerman resigned as Chairman of the Board of Directors and Chief Executive Officer of the Company effective January 12, 2013. He continues to serve as a member of the Board of Directors and is a director nominee for election at the annual meeting.

(2)               In connection with the modification of Mr. Kanavos’ employment agreement in June 2009, he is entitled to a retention bonus of $95,000, which has not been paid as of July 18, 2013. As of December 31, 2012, Mr. Kanavos’ accrued but unpaid salary was $375,000 for 2012, $400,000 for 2011 and $600,000 for 2010 as well as $245,000 for 2009. As of December 31, 2012, Mr. Nelson’s accrued but unpaid salary was $50,000 for 2012, $72,500 for 2011 and $365,000 for 2010 as well as $150,000 for 2009.

Outstanding Equity Awards at December 31, 2012

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options ($)	Option Exercise Price ($)	Option Expiration
Robert F.X. Sillerman	250,000			5.00	5/19/18
	250,000			6.00	5/19/18

Paul Kanavos	100,000			5.00	5/19/18
	100,000			6.00	5/19/18

Mitchell Nelson	100,000			5.00	5/19/18
	100,000			6.00	5/19/18

Potential Payments upon Death or Disability

The following disclosure is for our continuing named executive officers, Messrs. Kanavos and Nelson.

The employment agreements of each of Messrs. Kanavos and Nelson provide for the following benefits in the event of their death: (a) all earned but unpaid Base Salary at the time of the Executive’s death; the full costs relating to the continuation of any group health, medical, dental and life insurance program or plan provided through the Employer for a period of ninety (90) days after the termination of employment; and all reimbursable business expenses incurred by the Executive through time of his death. The approximate amount that would be due to the estates of Messrs. Kanavos and Nelson in the event of their death as of December 31, 2012 would be $1,620,000 and $637,500, respectively, because of accrued but unpaid Base Salary owed to Messrs. Kanavos and Nelson.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during the past fiscal year an officer or employee of us, was formerly an officer of us or any of our subsidiaries or has an immediate family member that was an officer or employee of us or had any relationship requiring disclosure under “Certain Relationships and Related Transactions.”

During the last fiscal year, none of our executive officers served as:

●           a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) or another entity, one of whose executive officers served on our compensation committee;

●           a director of another entity, one of whose executive officers served on our compensation committee; and

●           a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

Securities Authorized for Issuance under Equity Compensation Plans

The table below shows information with respect to our equity compensation plans: our 2007 Executive Equity Incentive Plan and our 2007 Long-Term Incentive Compensation Plan. For a description of our 2007 Executive Equity Incentive Plan and 2007 Long-Term Incentive Compensation Plan, see note 7 to our restated audited consolidated financial statements (other than its consolidated statements of operations) as of December 31, 2012 and for the year then ended included in our Annual Report on Form 10-K/A Amendment No. 1 for the fiscal year ended December 31, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) )
	(#)	($)	(#)

Equity compensation plans approved by security holders	5,563,350	3.12	9,936,650

Equity compensation plans not approved by security holders	-	-	-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of July 18, 2013 by:

●           each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock,
●           each of our named executive officers;
●           each of our directors and director nominees; and
●           all of our directors and executive officers, named as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to common stock purchase warrants or stock options held by that person that are exercisable as of July 18, 2013 or will become exercisable within 60 days thereafter are deemed to be outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

As of July 18, 2013, there were 65,076,161 shares of our common stock outstanding.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Common Stock
Beneficial Owners of 5% or More
Robert F.X. Sillerman (2) (14)	29,665,806	30.9%
Paul C. Kanavos (3) (6) (12) (14)	36,114,518	46.2%
Brett Torino (4) (6)	25,451,794	32.4%
The Huff Alternative Fund, L.P. (5)	9,864,543	14.7%

Directors and Named Executive Officers (not otherwise included above):
Bryan Bloom (15)	0	0
Gary McHenry (13)	0	*
David Ledy(7) (14)	832,293	1.3%
Michael J. Meyer (8) (14)	481,306	*
Mitchell J. Nelson (9) (12)	295,571	*
Andrew Perel (14)	0	*
Harvey Silverman (10) (14)	4,369,229	6.5%
All directors and executive officers as a group (9 individuals) (11)	97,210,517	92.1%

*           Represents less than 1%.

(1) Except as otherwise set forth below, the business address and telephone number of each of the persons listed above is c/o Circle Entertainment Inc., 70 East 55th Street, New York, New York 10022, telephone (212) 796-8199.

(2) Sillerman beneficially owns (i) directly 12,605,756 shares of Common Stock (consisting of: (A) 8,850,263 shares of Common Stock owned by Sillerman; (B) 250,000 shares of Common Stock issuable upon the exercise of stock options held by Sillerman that are presently exercisable at $5.00 per share; (C) 250,000 shares of Common Stock issuable upon the exercise of stock options held by Sillerman that are presently exercisable or exercisable within 60 days of July 18, 2013 at $6.00 per share; (D) 2,055,498 shares of Common Stock issuable upon the exercise of warrants held by Sillerman and his spouse that are presently exercisable at $0.2919 per share; (E) 888,011 shares of Common Stock issuable upon the exercise of warrants held by Sillerman and his spouse that are presently exercisable at $0.3041 per share; (F) 411,984 shares of Common Stock issuable upon the exercise of warrants held by Sillerman and his spouse that are presently exercisable at $0.2403 per share); and (ii) indirectly 16,960,050 shares of Common Stock (consisting of: (A) 4,423,264 shares of Common Stock owned of record by Laura Baudo Sillerman, Sillerman’s spouse; (B) 390,626 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.08 per share; (C) 2,777,778 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse, half of which are presently exercisable at $0.10 per share and the other half of which are presently exercisable at $0.11 per shares; (D) 362,637 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.273 per share; (E) 618,557 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.291 per share; (F) 572,410 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.2621 per share; (G) 505,575 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.2018 per share; (H) 625,390 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.2399 per share; (I) 1,138,952 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.2634 per share; (J) 43,250 shares of Common Stock issuable upon the exercise of warrants held by Sillerman’s spouse that are presently exercisable at $0.5778 per share; and (K) 5,501,611 shares of Common Stock owned of record by Atlas). Excludes shares issuable upon conversion of Series A Convertible Preferred Shares and Series B Convertible Preferred Shares, as follows: (A) 856,531 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Sillerman and his spouse, as joint tenants, that are convertible at $0.2335 per share; (B) 369,913 shares issuable upon the conversion of the Series A Convertible Preferred Shares held by Sillerman and his spouse that are convertible at $0.2433 per share; (C) 151,099 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Shares held by Sillerman’s spouse that are convertible at $0.2184 per share; (D) 257,732 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Sillerman’s spouse that are convertible at $0.2328 per share; (E) 238,435 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Sillerman’s spouse that are convertible at $0.2097 per share; (F) 210,630 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Sillerman’s spouse that are convertible at $0.1614 per share; (G) 260,552 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by Sillerman’s spouse that are convertible at $0.1919 per share; (H) 560,600 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by Sillerman’s spouse that are convertible at $0.2107 per share; and (I) 18,023 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by Sillerman’s spouse that are convertible at $0.4622 per share.

(3) Kanavos beneficially owns (i) directly 24,147,055 shares of Common Stock (consisting of: (A) 354,254 shares of Common Stock owned of record by Kanavos; (B) 11,619,273 shares of Common Stock owned of record by Kanavos and his spouse, Dayssi Olarte de Kanavos, as joint tenants; (C) 500,000 shares of Common Stock owned of record by the Paul C. Kanavos 2008 GRAT; (D) 1,142,860 shares of Common Stock issuable upon the exercise of presently exercisable warrants held by Kanavos and his spouse, half of which are exercisable at $4.50 per share and the other half of which are exercisable at $5.50 per share; (E) 100,000 shares of Common Stock issuable upon the exercise of stock options held by Kanavos that are presently exercisable at $5.00 per share; (F) 100,000 shares of Common Stock issuable upon the exercise of stock options held by Kanavos that are presently exercisable or exercisable within 60 days of July 18, 2013 at $6.00 per share; (G) 390,626 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.08 per share; (H) 362,637 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.273 per share; (I) 2,777,778 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse, half of which are presently exercisable at $0.10 per share and the other half of which are presently exercisable at $0.11 per share; (J) 572,410 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.2621 per share; (K) 411,984 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.2403 per share; (L) 505,575 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.2018 per share; (M) 625,390 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.2399 per share; (N) 1,138,952 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.2634 per share) and (O) 43,250 shares of Common Stock issuable upon the exercise of warrants held by Kanavos and his spouse that are presently exercisable at $0.5778 per share; and (ii) indirectly 16,558,481 shares of Common stock (consisting of: (A) 5,556,870 shares of Common Stock held by the Kanavos Dynasty Trust 2011, a trust formed by Kanavos for the benefit of his spouse and children (“KDT”); (B) 362,637 shares of Common Stock issuable upon the exercise of warrants held by KDT that are presently exercisable at $0.273 per share; (C) 618,557 shares of Common Stock issuable upon the exercise of warrants held by KDT that are presently exercisable at $0.291 per share; (D) 2,055,498 shares of Common Stock issuable upon the exercise of warrants held by KDT that are presently exercisable at $0.2919 per share; (E) 888,011 shares of Common Stock issuable upon the exercise of warrants held by KDT that are presently exercisable at $0.3041 per share; (F) 436,345 shares of Common Stock issuable upon the exercise of warrants held by KDT that are presently exercisable at $0.2621 per share; and (G) 5,501,611 shares of Common Stock (consisting of the shares of Common Stock owned of record by Atlas). Kanavos’ beneficial ownership excludes 500,000 shares of Common Stock owned of record by his spouse’s GRAT, the Dayssi Olarte de Kanavos 2008 GRAT. Excludes shares issuable upon conversion of Series A Convertible Preferred Shares and Series B Convertible Preferred Shares, as follows: (A) 151,099 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Shares held by Kanavos and his spouse, as joint tenants, that are convertible at $0.2184 per share; (B) 257,732 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Kanavos and his spouse, as joint tenants, that are convertible at $0.2328 per share; (C) 856,531 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Kanavos and his spouse, as joint tenants, that are convertible at $0.2335 per share; (D) 369,913 shares issuable upon the conversion of the Series A Convertible Preferred Shares held by Kanavos and his spouse, as joint tenants, that are convertible at $0.2433 per share; (E) 238,435 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Kanavos and his spouse, as joint tenants, that are convertible at $0.2097 per share; (F) 210,630 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by Kanavos and his spouse that are convertible at $0.1614 per share; (G) 260,552 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by Kanavos and his spouse that are convertible at $0.1919 per share; (H) 560,600 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by Kanavos and his spouse that are convertible at $0.2107 per share; and (I) 18,022.5 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by Kanavos and his spouse that are convertible at $0.4622 per share.

(4) Torino beneficially owns (i) directly 176,238 shares of Common Stock (consisting of 176,238 shares of Common Stock owned of record by Torino) and (ii) indirectly 25,232,306 shares of Common Stock (consisting of: (A) 7,240,419 shares of Common Stock owned of record by TTERB; (B) 2,142,858 shares of Common Stock issuable upon the exercise of presently exercisable warrants held by TTERB, half of which are exercisable at $4.50 per share and the other half of which are exercisable at $5.50 per share; (C) 390,626 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.08 per share; (D) 2,777,778 shares of Common Stock issuable upon the exercise of warrants held by TTERB, half of which are presently exercisable at $0.10 per share and the other half of which are presently exercisable at $0.11 per share; (E) 362,637 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.273 per share; (F) 618,557 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.291 per share; (G) 2,055,498 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.2919 per share; (H) 888,011 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.3041 per share; (I) 572,410 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.2621 per share; (J) 411,984 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.2403 per share; (K) 505,575 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.2018 per share; (L) 625,390 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.2399 per share; (M) 1,138,952 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.2634 per share; (N) 43,250 shares of Common Stock issuable upon the exercise of warrants held by TTERB that are presently exercisable at $0.5778 per share; and (O) 5,501,611 shares of Common Stock owned of record by Atlas). Excludes shares issuable upon conversion of Series A Convertible Preferred Shares, as follows: (A) 151,099 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Shares held by TTERB that are convertible at $0.2184 per share; (B) 257,732 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by TTERB that are convertible at $0.2328 per share; (C) 856,531 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by TTERB that are convertible at $0.2335 per share; (D) 369,913 shares issuable upon the conversion of the Series A Convertible Preferred Shares held by TTERB that are convertible at $0.2433 per share; (E) 238,435 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by TTERB that are convertible at $0.2097 per share; (F) 210,630 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Shares held by TTERB that are convertible at $0.1614 per share; (G) 260,552 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by TTERB that are convertible at $0.1919 per share; (H) 560,600 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by TTERB that are convertible at $0.2107 per share; and (I) 18,022.5 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by TTERB that are convertible at $0.4622 per share.

(5) Held of record by The Huff Alternative Fund, L.P. and one of its affiliated limited partnerships (together, the “Huff Entities”). William R. Huff possesses the sole power to vote and dispose of all the shares of common stock held by the Huff Entities, subject to the internal screening procedures and other securities law compliance policies that from time to time require Mr. Huff to delegate to one or more employees of the Huff Entities transaction and/or securities disposition authority with respect to certain entities, including our company. All such employees serve under the ultimate direction, control and authority of Mr. Huff. Thus, Mr. Huff is deemed to beneficially own 6,739,542 shares of common stock. The address of the Huff Entities and Mr. Huff is 67 Park Place, Morristown, New Jersey 07960. Includes: (i) 7,781,209 shares of common stock owned of record by the Huff Entities and (ii) 2,083,334 shares of Common Stock issuable upon the exercise of warrants held by the Huff Entities, half of which are presently exercisable at $0.07 per share and the other half of which are presently exercisable at $0.08 per share.

(6) Messrs. Kanavos and Torino hold 2,071,471 and 3,117,155 of the shares reported above through the Private Clients and Asset Management business group of (“PCAM”) of Deutsche Bank AG and its subsidiaries and affiliates (collectively, “DBAG”). Deutsche Bank AG and Deutsche Bank Trust Company Americas has filed a Schedule 13G dated February 11, 2011 for such shares held by PCAM wherein it indicates PCAM holds such shares in the capacity of an investment adviser. According to the Schedule 13G, the filing does not reflect securities, if any, beneficially owned by any other business group of DBAG and the filing should not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Securities Exchange Act, the beneficial owner of any of the shares covered by the filing. The address of DBAG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(7) Includes: 832,239 shares of Common Stock issuable upon the exercise of warrants held by Mr. Ledy that are presently exercisable at $0.2403 per share. Excludes 529,291 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Shares held by Mr. Ledy that are convertible at $0.32 per share.

(8) Includes: (i) 32,695 shares of Common Stock owned of record by Mr. Meyer; and (ii) 448,611 shares of Common Stock issuable upon the exercise of stock options held by Mr. Meyer that are presently exercisable at $0.18 per share.

(9)  Includes (i) 95,571 shares of Common Stock held by LMN 134 Family Company, LLC, a family company of which Mr. Nelson is manager; (ii) 100,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Nelson that are presently exercisable at $5.00 per share; and (iii) 100,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Nelson that are presently exercisable or exercisable within 60 days of July 18, 2013 at $6.00 per share.

(10) Includes: (i) 1,384,119 shares of common stock owned of record by Mr. Silverman; (ii) 478,612 shares of common stock owned of record by Silverman Partners, L.P., of which Mr. Silverman is the sole general partner; (iii) 48,897 shares of common stock issuable upon the exercise of stock options held by Mr. Silverman that are presently exercisable, 25,641 shares at $5.00 per share and 23,256 shares at $6.00 per share; (iv) 571,430 shares of common stock underlying presently exercisable warrants owned of record by Silverman Partners, L.P (these warrants are exercisable at prices of $4.50 per share for 285,715 of the underlying shares and $5.50 per share for 285,715 of the underlying shares); (v) 1,430,615 shares of Common Stock issuable upon the exercise of warrants held by Mr. Silverman that are presently exercisable at $0.2097 per share; and (v) 455,556 shares of Common Stock issuable upon the exercise of stock options held by Silverman that are presently exercisable at $0.18 per share. Excludes 595,948 shares issuable upon conversion of Series B Convertible Preferred Shares that are convertible at $0.1678 per share.

(11) Includes an aggregate of 26,754,957 shares of common stock underlying presently exercisable warrants and options described above in notes 2, 3, 4, 6, 7, 8, 9, and 10.

(12) The named person is a named executive officer.

(13) The named person is an executive officer.

(14) The named person is a director and a nominee for director at the annual meeting.

(15) The named person serves as the Preferred Director at the pleasure of Huff, who intends to reelect him at the annual meeting to serve as the Preferred Director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership on Form 3 reports and changes in ownership on Form 4 or Form 5 reports. Such individuals are also required to furnish us with copies of all such ownership reports they file.

To our knowledge, based solely on information furnished to us and contained in Section 16 reports filed with the Securities and Exchange Commission, as well as any written representations that no other reports were required, we believe that during 2012, all required Section 16 reports of our directors and executive officers and persons who own more than 10% of our outstanding common stock were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are a number of conflicts of interest of which stockholders should be aware regarding our ownership and operations.

Set forth below a list of related parties with whom we have engaged in one or more transactions as well as a summary of each transaction involving such related parties.

Related Parties

●           Robert F.X. Sillerman, our former Chairman and Chief Executive Officer and current Director, owns approximately 29.3% of the outstanding equity of Flag Luxury Properties.

●           Paul Kanavos, our President and Chief Executive Officer of Flag Luxury Properties, owns approximately 29.3% of the outstanding equity of Flag Luxury Properties.

●           Viggle Inc. and the Company entered into a shared services agreement as of February 15, 2011 relating to services to be performed by Mitchell J. Nelson as Executive Vice President and General Counsel of both companies to share employment and overhead-related expenses. Viggle Inc. is a publicly traded company controlled by Robert F.X. Sillerman.

●           SFX Entertainment Inc. and the Company entered into a shared services agreement as of January 4, 2013, relating to services to be performed by Mitchell J. Nelson for both companies to share employment and overhead-related expenses. SFX Entertainment Inc. is a private company also controlled by Robert F.X. Sillerman.

Flag Shared Services Arrangement

We are party to a shared services arrangement with Flag Luxury Properties, a company owned and controlled by Robert F.X Sillerman, Paul Kanavos and Brett Torino, pursuant to which Flag reimburses the Company for the services of Mitchell J. Nelson and certain administrative employees, based on an allocation of time spent on Flag matters and certain administrative personnel, based on an allocation of their time spent with respect to Company matters. The shared services arrangement is at will and may be terminated at any time by either party.

Payments under the agreements are made on a quarterly basis and are determined taking into account a number of factors, including but not limited to, the overall type and volume of services provided, the individuals involved, the amount of time spent by such individuals and their current compensation rate with the company with which they are employed. Each quarter, representatives determine the net payment due from one party to the other for provided services performed by the parties during the prior calendar quarter, and prepare a report in reasonable detail with respect to the provided services so performed, including the value of such services and the net payment due.

The Company presents the report prepared as described above to the Audit Committee. Because the shared services arrangement with Flag constitutes an agreement with a related party, the allocation and reimbursements are reviewed and approved by the Audit Committee of the board of directors of the Company, which consists entirely of independent members of the board of directors. If the Audit Committee raises any questions or issues with respect to the report, the parties cause their duly authorized representatives to meet promptly to address such questions or issues in good faith and, if appropriate, prepare a revised report. If the report is approved by the Audit Committee, then the net payment due as shown in the report is promptly paid. For the year ended December 31, 2012, Flag incurred and billed the Company $0.8 million.

BPS Shared Services Arrangement

In late 2010, the Company entered into a shared services agreement with BPS Parent, LLC (“BPS”), a company substantially owned and controlled by Paul Kanavos and Brett Torino, pursuant to which the Company reimburses BPS for the services of management and related executive personnel in the field of real estate business development with respect to location-based entertainment businesses, advice in connection with specific development or construction projects, the preparation of financial projections, and construction administration and planning for the Company’s location-based entertainment business, and more particularly, development of the SkyView Technology. Reimbursement is based on the allocation of time spent with respect to Company matters and the allocable overhead pertaining thereto. The Chief Financial Officer reviews and, if appropriate, approves reimbursement, subject to further review and approval by the audit committee. A true-up will be made if there are any adjustments. The term of the shared services agreement runs until December 31, 2012, but may be extended or earlier terminated by either party upon 180 days’ prior written notice (or upon 90 days’ prior written notice if there is a determination in good faith that the provisions of the shared services agreement are not fair and consistent with those reasonably expected to apply in arm’s length agreements between affiliated parties. Payments under the agreements are made on a quarterly basis and are determined taking into account a number of factors, including but not limited to, the overall type and volume of services provided, the individuals involved, the amount of time spent by such individuals and their current compensation rate with the company with which they are employed. Each quarter, representatives determine the net payment due from one party to the other for provided services performed by the parties during the prior calendar quarter, and prepare a report in reasonable detail with respect to the provided services so performed, including the value of such services and the net payment due. For the year ended December 31, 2012, BPS incurred and billed the Company $0.1 million. The shared services agreement with BPS was terminated on July 31, 2012.

Viggle Shared Services Arrangement

As of February 15, 2011, the Company entered into a shared services agreement with Viggle Inc. (formerly known as Function (x) Inc.) (“Viggle”), pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel and General Counsel to Viggle. The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies. Viggle will initially be responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The agreement provides for the president of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair. The audit committee of each company’s board of directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances. Because this transaction is subject to certain rules regarding “affiliate” transactions, the Company’s Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved this shared services agreement.  For the year ended December 31, 2012, Viggle incurred and billed the Company $0.3 million.

SFX Shared Services Arrangement

As of January 4, 2013, the Company entered into a shared services agreement with SFX Entertainment Inc. (formerly known as SFX Holding Corporation) (“SFX”), pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel. The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies. Mr. Nelson will continue to be paid by Viggle, and SFX will reimburse the Company and Viggle for its portion of such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). Because this transaction is subject to certain rules regarding “affiliate” transactions, the Company’s Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved this shared services agreement.

As a result of the foregoing shared services agreements with Viggle and SFX, the Company is responsible for 25% of the costs for legal and administrative services in support of Mr. Nelson, its General Counsel.

2012 Debt Financings

On January 30 through January 31, 2012, certain of the Company’s directors, executive officers and greater than 10% stockholders made unsecured demand loans to the Company totaling $750,000, bearing interest at the rate of 6% per annum.

On March 8 through March 13, 2012, certain of the Company’s directors, executive officers and greater than 10% stockholders made unsecured demand loans to the Company totaling $600,000, bearing interest at the rate of 6% per annum.

 On April 10 through April 16, 2012, certain of the Company’s directors, executive officers and greater than 10% stockholders made unsecured demand loans to the Company totaling $750,000, bearing interest at the rate of 6% per annum.

The Company used the loan proceeds to fund working capital requirements and for general corporate purposes. Because certain of the directors, executive officers and greater than 10% stockholders of the Company made the loans, a majority of the Company’s disinterested directors approved the loans.

Board Decisions and Certain Conflicts of Interest

Past and future decisions by our board regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Nevertheless, our board will be responsible for making decisions on our behalf. In appropriate circumstances, we expect to submit transactions with any related party for approval or negotiation by our independent directors or a special committee thereof.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

L.L. Bradford & Company, LLC audited our consolidated financial statements (as restated except as indicated therein) for the year ended December 31, 2012. L.L. Bradford & Company, LLC has served as our independent registered public accounting firm since November 2, 2009 following the dismissal of Ernst & Young LLP as such. We had no disagreements with L.L. Bradford & Company, LLC on accounting and financial disclosures. L.L. Bradford & Company, LLC’s work on our audit for 2012 was performed by full time, permanent employees and partners of L.L. Bradford & Company, LLC. The audit committee has appointed L.L. Bradford & Company, LLC to serve as our independent registered public accounting firm for the year ending December 31, 2013.

While we are not required to submit the appointment of our independent registered public accounting firm to a vote of stockholders for ratification, our board of directors is doing so, based upon the recommendation of the audit committee, as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain L.L. Bradford & Company, LLC, and may retain that firm or another without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be advisable and in the best interests of us and our stockholders.

Representatives of L.L. Bradford & Company, LLC are expected to be present at the annual meeting and will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of the holders of a majority of all shares casting votes at the annual meeting is required to ratify the appointment of L.L. Bradford & Company, LLC as our independent registered public accounting firm for the year ending December 31, 2013.

Our board of directors unanimously recommends a vote “FOR” this proposal.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s restated audited consolidated financial statements (other than its consolidated statements of operations) as of December 31, 2012 and for the year then ended. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the in the Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2012 with management the Company’s restated audited consolidated financial statements (other than its consolidated statements of operations) as of December 31, 2012 and for the year then ended, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has reviewed and discussed with our independent registered public accounting firm L.L. Bradford & Company, LLC, which is responsible for expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from L.L. Bradford & Company, LLC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with L.L. Bradford & Company, LLC its independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our board of directors (and the board approved) that the restated audited consolidated financial statements (other than its consolidated statements of operations) as of December 31, 2012 and for the year then ended be included in our Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.  This report is provided by the following independent directors, who comprise the audit committee:

Michael J. Meyer, Chairman
David M. Ledy
Andrew Perel
Harvey Silverman

SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FEES PAID

The following table sets forth the aggregate fees for services provided by L.L. Bradford LLP to the Company and its subsidiaries with respect to the years ended December 31, 2012 and 2011:

	2012	2011

Audit Fees(1)	$81,500	$94,000
Audit-Related Fees
Tax Fees
All Other Fees

Total	$81,500	$94,000

(1) For 2012 and 2011, audit fees were for the quarterly reviews of the Form 10-Q reports for the quarters ended March 31, June 30, and September 30, 2012 and 2011 and for audit services, including (i) the annual audit (including required quarterly reviews) and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company's consolidated financial statements and (ii) consultation with management as to the accounting or disclosure treatment of transactions or events.

Audit Committee Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee of the board of directors maintains a pre-approval policy with respect to material audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the accountant’s independence. Before engaging the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee, or entered into pursuant to the pre-approval policy. Pre-approval authority may be delegated to one or more members of the Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934 (Exchange Act), we are asking stockholders to approve the compensation paid to our named executive officers, as disclosed in this information statement on page 15 pursuant to the compensation disclosure rules of the SEC, in an advisory vote.

This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on our board of directors. Although the voting results are not binding, the board will review and consider them when evaluating our executive compensation program.

Section 14A of the Exchange Act requires us to hold an advisory vote to approve named executive officer compensation at least once every three years.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of the holders of a majority of all shares casting votes at the annual meeting is required “for” advisory approval of the compensation of our named executive officers, as disclosed in this information statement.

Our board of directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are also asking stockholders on whether the advisory vote to approve the compensation paid to our named executive officers (like Proposal No. 3 above) should occur every year, every other year or every three years.

Our board of directors believes that a frequency of every three years for the advisory vote to approve named executive officer compensation is the optimal interval for conducting and responding to a vote to approve named executive officer compensation because there have been no changes to the Company’s executive compensation structure since 2009 given its distressed financial condition and it is unlikely that any such changes will be considered and implemented until such time as the Company’s financial condition improves significantly.  Stockholders who have concerns about executive compensation during the interval between votes on the approval of named executive officer compensation may bring their specific concerns to the attention of the board of directors. Please refer to “Proposal One: Election of Directors —Communications by Stockholders with Directors” in this information statement for information about communicating with our board of directors.

Section 14A of the Exchange Act requires us to hold an advisory vote on the frequency of the advisory vote to approve named executive officer compensation at least once every six years.

Stockholders may cast their votes for their preferred voting frequency by choosing the option of every year, every other year, or every three years when we ask them to vote at the annual meeting. Stockholders may also abstain from voting on this proposal.

Although this advisory vote on the frequency of the advisory vote to approve named executive officer compensation is non-binding, the board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes to approve named executive officer compensation.

Vote Required and Recommendation of our Board of Directors

The frequency option of every year, every other year or every three years that receives a majority of the votes cast by stockholders at the annual meeting will be considered the stockholders’ recommendation of the frequency for future advisory votes to approve named executive officer compensation.

Our board of directors recommends a vote “FOR” the option of every three years as the frequency to have an advisory vote to approve named executive officer compensation.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2012 is available on the internet at http://fxle.client.shareholder.com/

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2014 ANNUAL MEETING OF CIRCLE ENTERTAINMENT STOCKHOLDERS

Stockholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion for the 2014 annual stockholders’ meeting, stockholder proposals must be received by the Company no later than March 26, 2014.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company at any time since the beginning of the last fiscal year, nor any individual nominated to be a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the annual meeting, other than the election of directors.

OTHER MATTERS

Our board of directors does not intend to bring any matters before the annual meeting other than those specifically set forth in the notice of the annual meeting and, as of the date of this information statement, does not know of any matters to be brought before the annual meeting by others.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Such reports and other information filed by the Company may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, as well as in the SEC’s public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.